Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 16, 2007 (March 19, 2008, as to note 3, insomuch as it relates to the acquisition of Arcelor and February 20, 2009, as to note 25), relating to the 2006 consolidated financial statements of Mittal Steel Company N.V. (predecessor entity of ArcelorMittal) and subsidiaries, appearing in this Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Accountants B.V.

Rotterdam, The Netherlands
April 28, 2009